Exhibit 99.1

CEO LETTER

The following is a letter from Bill Blackham, the new Chief Executive Officer of Supertel Hospitality, Inc. He has more than 30 years of hospitality and investment experience and a track record of creating and growing public and private companies, raising capital and building management teams. He holds an MBA from The Wharton School-The University of Pennsylvania and a BS from The Carroll School of Management-Boston College.

To Our Shareholders:

In 2014, Supertel Hospitality, Inc. benefited from the overall improving economy, increased lodging demand, and most importantly the ability to capture higher Average Daily Rate (ADR) in our hotel portfolio. From 2011 to 2013, the economy and economy extended stay segment, which represented about 65 percent of our portfolio based on room count at the beginning of the year, had been experiencing lower Revenue Per Available Room (REVPAR) percentage growth than the total industry average. However, that disparity decreased as the economy segment experienced improved REVPAR growth of 6.7 percent compared to 8.3 percent REVPAR growth for all industry chain scales during the year. Increased occupancy allows higher ADR, and the percentage of that increased rate that flows through to property operating income is significant, resulting in higher profitability. This scenario is reflected in our results of operations as the property operating income margin increased to 24.7 percent in 2014 from 21.8 percent in 2013, and Adjusted EBITDA, adjusted to eliminate the effect of non-cash items such as impairment and derivative value charges, increased $1.0 million derived from a smaller portfolio than the previous year.

Let me provide insight into the strategy that is underway to increase shareholder value, and the objectives that we seek to accomplish. Consider that the average age of our portfolio exceeds 30 years and the average value of our hotels is less than $5.0 million. Increased age generally requires more expensive capital improvements that may not result in increased room rate, thereby becoming detrimental near term in increasing shareholder value. We would have to own several hundred hotels to become a company with an enterprise value exceeding one billion dollars. By comparison, the upper midscale and upscale hotels we will seek to acquire in the largest 20th-50th metropolitan statistical areas of the country, have property operating margins yield typically above 30 percent. Over the next two years our goal is to implement a capital plan to enable the company to acquire hotels with an average investment in the $15 to $20 million range, having an average age of ten years or less. If successful, the company would only have to own 50 to 60 hotels to potentially have an enterprise value of one billion dollars. Compare that to the company’s current enterprise value today and ownership of 50 mostly economy hotels. The potential efficiencies are significant from this planned transition.

The company is accelerating the sale of our existing portfolio in order to recycle capital into hotel investments. We intend the accelerated sales to play a role in improving shareholder value and create a platform that is more attractive to the capital markets, thereby providing us the potential to grow, own a higher quality, more attractive hotel portfolio and enjoy enterprise valuation multiples consistent with our peer group. We believe the timing is good for our increased focus on capital recycling because of our expectation that near term the economy segment will experience higher percentage growth in REVPAR than the industry in general, giving rise to more buyers for the economy segment. The percentage increase of new hotel supply in the industry is still lower, both currently, and by historical measure, than the projected near term room night demand growth, which is a favorable environment currently for the industry. Within the segments and geographic markets we are targeting, we believe that there will remain good acquisition opportunities for the next two years that are accretive. As part of the transition underway, we also seek to simplify our balance sheet and obtain significantly more attractive debt terms with a lower overall weighted average cost, while simultaneously growing the effectiveness of our asset management function in order to capture value through organic growth, working closely with our hotel management companies.

Net loss attributable to common shareholders for 2014 was $19.7 million compared with a 2013 net loss attributable to common shareholders of $4.7 million. In 2014, the net loss included a $14.4 million non-cash negative impact of an increase in the valuation of the derivative liabilities and the net loss in 2013 included a positive impact of a decrease in $10.0 million valuation of derivative liabilities. Our accompanying Form 10-K provides additional information on the valuation of our derivative liabilities.

Here are some additional statistics relating to our 2014 results:

•	The hotel portfolio ended the year with 4,799 rooms in 56 hotels.

•	Adjusted EBITDA, adjusted to eliminate the effect of impairment and derivative charges, and other non-cash and nonrecurring charges, increased from $12.4 million to $13.4 million, generated from a portfolio that decreased from 69 to 56 hotels during the year.

•	The property operating income margins expanded from 21.8 percent to 24.7 percent driven by REVPAR increases, the effect of previous dispositions of less attractive hotels, and our asset management function driving cost containment measures, together with our hotel management companies.

•	Capital expenditures were carefully controlled such that the aggregate amount invested during the year in the hotel portfolio was $3.4 million which represents 5.9 percent of total hotel revenues and compares with $5.1 million invested and 9.4 percent of revenues during the previous year.

Supertel is in a state of transition as we sell hotels, seek to acquire new hotels, and implement strategies to grow the company into a larger hospitality REIT owning a higher quality portfolio that generates increased margins from hotels located in markets with better fundamentals. This has been, and will be, a challenging period for the existing team, so I wish to recognize and thank them for their dedication that has benefited all stakeholders.

Looking forward into 2015 and beyond, we will be highly disciplined in our acquisitions investment strategy because I believe the largest value creation potential is generally captured or lost at the point of the initial purchase. When considering our strategy moving forward, let me share some important observations. First, every month that a hotel is retained has to be justified by answering affirmatively the following question: “Would we be a buyer of this hotel at its current market value today?” If not, electing not to sell at that value is the equivalency of buying the hotel at that value. The limiting condition would be that more attractive reinvestment opportunities exist for the proceeds from selling a particular hotel. Next, guest preferences are evolving rapidly and brand relevancy will become an increasingly more important consideration in the investment decision and disposition process, particularly given the influence that the millennial generation has on room night demand in the industry. Finally, my experience in this arena is combined with my enthusiasm for both the opportunity and responsibility to lead Supertel into the future.

Your confidence in the company, the Board of Directors, and the management team is greatly appreciated, and I wish to express my gratitude for having the opportunity to lead and grow this company.

Very truly yours,

J. William Blackham

President and Chief Executive Officer

Reconciliation of Non-GAAP Measures

This accompanying letter includes non-GAAP financial measures, and should not be considered as an alternative to loss from continuing operations or loss from discontinued operations, net of tax. The company believes that the presentation of adjusted EBITDA and hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Property Operating Income (POI) – Continuing Operations

	Twelve months
	ended December 31,
Unaudited-In thousands, except statistical data:	2014	2013
Same Store:
Total revenue from room rentals and other hotel services	$57,409	$53,782

	Twelve months
	ended December 31,
	2014	2013
POI from continuing operations is reconciled to net loss as follows:
Net loss	$(16,259)	$(1,353)
Depreciation and amortization, including discontinued operations	6,549	7,294
Net gain on disposition of assets, including discontinued operations	(2,750)	(1,806)
Derivative (gain) loss	14,430	(10,028)
Other income	(116)	(34)
Interest expense, including discontinued operations	8,256	8,277
Loss on debt extinguishment	278	1,164
General and administrative expense	4,192	3,923
Acquisition and termination expense	0	713
Terminated equity transactions	76	1,050
Impairment losses	2,921	7,086
Room rentals and other hotel services—discontinued operations	(14,969)	(25,228)
Hotel and property operations expense—discontinued operations	11,545	20,680

POI—continuing operations	$14,153	$11,738

Total POI as a percentage of revenue	24.7%	21.8%

EBITDA and Adjusted EBITDA
	Twelve months
	ended December 31,
(Unaudited—In thousands)	2014	2013
Reconciliation of net loss to EBITDA and adjusted EBITDA:
Net loss attributable to common shareholders	$(19,688)	$(4,700)
Interest expense, including discontinued operations	8,256	8,277
Loss on debt extinguishment	278	1,164
Depreciation and amortization, including discontinued operations	6,549	7,294

EBITDA	(4,605)	12,035
Noncontrolling interest	(23)	(2)
Net gain on disposition of assets	(2,750)	(1,806)
Impairment	2,921	7,086
Preferred stock dividend declared and undeclared	3,452	3,349
Unrealized (gain) loss on derivatives	14,430	(10,028)
Acquisition and termination expense	—	713
Gain on debt conversion	(88)	—
Terminated equity transactions	76	1,050

Adjusted EBITDA	$13,413	$12,397